Exhibit 99.1

NEWS RELEASE

CONTACT:	Investor Relations	Corporate Communications
	435.634.3200	435.634.3553
	Investor.relations@skywest.com	corporate.communications@skywest.com

SkyWest, Inc. Announces First Quarter 2018 Profit

First Quarter Highlights:

•                  Net income of $54 million, or $1.03 per diluted share, up 56% from $35 million or $0.65 per diluted share in Q1 2017

•                  Pre-tax income of $67 million, up 28% from $52 million in Q1 2017

•                  Revenue of $783 million, up 5% from $747 million in Q1 2017 on improving fleet mix

ST. GEORGE, UTAH, April 26, 2018 — SkyWest, Inc. (NASDAQ: SKYW) (“SkyWest”) today reported financial and operating results for Q1 2018, including net income of $54 million, or $1.03 per diluted share, compared to net income of $35 million, or $0.65 per diluted share for Q1 2017.

The improvement in Q1 2018 pre-tax income from Q1 2017 was primarily due to SkyWest’s ongoing fleet transition. Since Q1 2017 19 new E175 aircraft have been added and 46 CRJ and ERJ 50-seat aircraft and 25 CRJ700/CRJ900 aircraft have been removed.

Commenting on the results, Chip Childs, Chief Executive Officer and President of SkyWest, said “Demand for our product remains strong, and I’m proud of our professionals who continue to provide best-in-class operations to our customers.  Our financial results reflect continued solid operating performance combined with the ongoing improvements in our fleet mix.  We remain disciplined in our approach to risk and flying commitments and focused on executing a strategy to improve our overall model.”

Q1 2018 Financial Highlights

Revenue was $783 million in Q1 2018, up from $747 million in Q1 2017. The increase in revenue included the net impact of adding new E175 aircraft and improvement in the economics of SkyWest’s fleet mix since Q1 2017, partially offset by the removal of unprofitable or less profitable aircraft over the same period.

Operating expenses were $695 million in Q1 2018, up from $671 million in Q1 2017.  The increase in operating expenses included additional labor, engine maintenance and fuel costs.

The effective tax rate for Q1 2018 was 19% compared to 34% in Q1 2017.  The lower tax rate in Q1 2018 was primarily due to the reduced federal rate under the new tax law enacted in Q4 2017 and additional discrete tax benefits from stock compensation in Q1 2018.

Q1 2018 Operational Update

SkyWest Airlines, Inc. (“SkyWest Airlines”) took delivery of five new E175/E175 SC aircraft during Q1 2018.  The following summarizes the anticipated delivery dates for seven E175 aircraft to be placed under contract with Alaska Airlines (“Alaska”) (three E175 aircraft previously scheduled for delivery in Q4 2018 have been deferred until 2021 at Alaska’s request) and 27 E175 SC aircraft to be placed under contract with Delta Air Lines (“Delta”) in 2018:

		Scheduled E175/E175 SC Aircraft Deliveries
	In-service Mar 31, 2018	Q2 2018	Q3 2018	Q4 2018	In-Service end of 2018
Total E175/E175 SCs:	112	16	13	5	146

ExpressJet Airlines, Inc. (“ExpressJet”) continued the previously-announced 2018 wind down of its flying agreement with Delta during the quarter. At the end of Q1 2018, ExpressJet had six CRJ900s and 31 CRJ700s remaining in service under the Delta agreement.  ExpressJet anticipates returning seven leased aircraft to Delta in Q2 2018 (six CRJ900s and one CRJ700).

ExpressJet continues to engage in discussions around the CRJ700s scheduled to come out of service with Delta later this year and remains pleased with the level of demand for the CRJ700 product.

Operating Performance:

Flight completion rates at SkyWest Airlines and ExpressJet for Q1 2018 and Q1 2017 are summarized as follows:

	SkyWest Airlines		ExpressJet
	Q1 2018	Q1 2017	Q1 2018	Q1 2017
Adjusted Completion *	99.8%	99.9%	99.9%	99.6%
Raw Completion	97.8%	97.4%	96.1%	96.9%

*                 Adjusted Completion excludes weather cancellations. Raw Completion includes weather cancellations.

Q1 2018 Capital and Liquidity

SkyWest had $646 million in cash and marketable securities at March 31, 2018, down $39 million from December 31, 2017. During the first quarter of 2018, SkyWest:

•                  Used $18 million toward the purchase of five E175 aircraft

•                  Used $20 million for an early lease buyout on nine aircraft

•                  Used $30 million for other capital investments, including spare engines and aircraft parts

•                  Used $10 million to repurchase stock under its $100 million share repurchase program, of which $70 million remains authorized

Total debt for the quarter was $2.8 billion, up $89 million from December 31, 2017, including debt issued for acquired aircraft, partially offset by scheduled principal payments.

About SkyWest

Based in St. George, Utah, SkyWest, Inc. is the holding company for two scheduled passenger airline operations and an aircraft leasing company with more than 17,000 employees. SkyWest’s airline companies provide commercial air service in cities throughout North America with nearly 3,000 daily flights carrying more than 50 million passengers annually. SkyWest Airlines operates through partnerships with United Airlines, Delta Air Lines, American Airlines and Alaska Airlines.

SkyWest will host its conference call to discuss first quarter 2018 results today, April 26, 2018, at 2:30 p.m. Mountain Time. The conference call number is 1-877-418-5293 for domestic callers, 1-866-605-3852 for Canada callers and 1-412-717-9593 for other international callers. Please call up to ten minutes in advance to ensure you are connected prior to the start of the call. The conference call will also be available live on the Internet at https://www.webcaster4.com/Webcast/Page/1088/25278.  This press release and additional information regarding SkyWest, including access information for the digital rebroadcast of the first quarter 2018 earnings call, participation at investor conferences, investor presentations and monthly traffic statistic releases, can be accessed at inc.skywest.com.

Forward Looking-Statements

In addition to historical information, this release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “forecasts”, “expects,” “intends,” “believes,” “anticipates,” “estimates”, “should,” “likely” and similar expressions identify forward-looking statements. Such statements include, but are not limited to, statements about the continued demand for our product, the wind-down of ExpressJet’s flying agreement with Delta, and the related removal from service and/or placement into service of certain aircraft, the scheduled aircraft deliveries for SkyWest Airlines for 2018, as well as SkyWest’s future financial and operating results, plans, objectives, expectations, estimates, intentions and outlook, and other statements that are not historical facts. All forward-looking statements included in this release are made as of the date hereof and are based on information available to SkyWest as of such date. SkyWest assumes no obligation to update any forward-looking statement. Readers should note that many factors could affect the future operating and financial results of SkyWest, SkyWest Airlines or ExpressJet, and could cause actual results to vary materially from those expressed in forward-looking statements set forth in this release. These factors include, but are not limited to, the prospects of entering into agreements with existing or other carriers to fly new aircraft, ongoing negotiations between SkyWest, SkyWest Airlines and ExpressJet and their major partners regarding their contractual obligations, uncertainties regarding operation of new aircraft, the ability to attract and retain qualified pilots, the impact of regulatory issues such as pilot rest rules and qualification requirements, and the ability to obtain aircraft financing.

Actual operational and financial results of SkyWest, SkyWest Airlines and ExpressJet will likely also vary, and may vary materially, from those anticipated, estimated, projected or expected for a number of other reasons, including, in addition to those identified above: the challenges and costs of integrating operations and realizing anticipated synergies and other benefits from the acquisition of ExpressJet; the challenges of competing successfully in a highly competitive and rapidly changing industry; developments associated with fluctuations in the economy and the demand for air travel; the financial stability of SkyWest’s major partners and any potential impact of their financial condition on the operations of SkyWest, SkyWest Airlines, or ExpressJet; fluctuations in flight schedules, which are determined by the major partners for whom SkyWest’s operating airlines conduct flight operations; variations in market and economic conditions; significant aircraft lease and debt commitments; residual aircraft values and related impairment charges; labor relations and costs; the impact of global instability; rapidly fluctuating fuel costs, and potential fuel shortages; the impact of weather-related or other natural disasters on air travel and airline costs; aircraft deliveries; the ability to attract and retain qualified pilots and other unanticipated factors. Risk factors, cautionary statements and other conditions which could cause SkyWest’s actual results to differ materially from management’s current expectations are contained in SkyWest’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

SkyWest, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Dollars and Shares in Thousands, Except per Share Amounts)

(Unaudited)

	Three Months Ended March 31
	2018	2017
OPERATING REVENUES
Flying agreements	$767,964	$734,529
Airport customer service and other	15,436	12,637
Total operating revenues	783,400	747,166

OPERATING EXPENSES
Salaries, wages and benefits	306,719	297,667
Aircraft maintenance, materials and repairs	141,606	132,325
Depreciation and amortization	77,585	70,114
Aircraft rentals	44,680	57,709
Airport-related expenses	29,307	31,948
Aircraft fuel	26,939	18,433
Other operating expenses	68,389	62,675
Total operating expenses	695,225	670,871
OPERATING INCOME	88,175	76,295

OTHER INCOME (EXPENSE)
Interest income	1,705	660
Interest expense	(26,234)	(24,549)
Other income, net	3,558	—
Total other expense, net	(20,971)	(23,889)

INCOME BEFORE INCOME TAXES	67,204	52,406
PROVISION FOR INCOME TAXES	12,842	17,620
NET INCOME	$54,362	$34,786

BASIC EARNINGS PER SHARE	$1.05	$0.67
DILUTED EARNINGS PER SHARE	$1.03	$0.65

Weighted average common shares
Basic	51,921	51,820
Diluted	53,033	53,202

SkyWest, Inc. and Subsidiaries

Summary of Consolidated Balance Sheets

(Dollars in Thousands)

(Unaudited)

	March 31, 2018	December 31, 2017
Cash and marketable securities	$645,527	$685,295
Other current assets	307,096	309,838
Total current assets	$952,623	$995,133

Property and equipment, net	4,326,204	4,134,003
Deposit on aircraft	49,000	49,000
Other long-term assets	272,360	296,264
Total assets	$5,600,187	$5,474,400

Current portion, long-term debt	$335,429	$309,678
Other current liabilities	502,389	511,147
Total current liabilities	$837,818	$820,825

Long-term debt, net of current maturities	2,440,771	2,377,346
Other long-term liabilities	534,461	521,907
Stockholders’ equity	1,787,137	1,754,322
Total liabilities and stockholders’ equity	$5,600,187	$5,474,400

Unaudited Operating Highlights

	Three Months Ended March 31,
	2018	2017	Change
Block hours	436,367	452,683	(3.6)%
Departures	248,127	263,862	(6.0)%

Passengers carried	11,320,230	12,020,377	(5.8)%
Passenger load factor	77.4%	78.6%	(1.2	) pts

Average passenger trip length	525	520	1.0%

SkyWest, Inc. and Subsidiaries

Additional Operational Information (unaudited)

SkyWest’s total fleet in service decreased by 15 aircraft during Q1 2018, as follows:

Aircraft in scheduled service at December 31, 2017:		595
Additions:
New E175/E175 SC aircraft:		5
Removals, net:
CRJ900 aircraft:	(10)
CRJ700 aircraft:	(2)
ERJ145 aircraft	(12)
Total net removals:		(24)
Redeployed in-transit CRJ200 aircraft:		4
Aircraft in scheduled service at March 31, 2018:		580

SkyWest’s total fleet in service decreased by 52 aircraft over the last twelve months, as follows:

Aircraft in scheduled service at March 31, 2017:		632
Additions:
New E175/E175 SC aircraft:		19
Removals, net:
ERJ145/135 aircraft:	(37)
CRJ200 aircraft:	(9)
CRJ900 aircraft;	(22)
CRJ700 aircraft:	(3)
Total net removals:		(71)
Aircraft in scheduled service at March 31, 2018:		580

SkyWest, Inc. and Subsidiaries

Additional Operational Information (continued and unaudited)

Completed Block Hours by Aircraft Type and by Airline

	Three months ended March 31
By Aircraft Type:	2018	2017	Variance %
E175s	99,592	79,927	24.6
CRJ700/900s	128,815	136,861	(5.9)
Dual-class aircraft	228,407	216,788	5.4

CRJ200s	135,009	133,275	1.3
ERJ145/135s	72,951	102,620	(28.9)
50-seat aircraft	207,960	235,895	(11.8)
Total Block Hours	436,367	452,683	(3.6)

	Three months ended March 31
By Airline:	2018	2017	Variance %
SkyWest Airlines	328,944	277,835	18.4
ExpressJet	107,423	174,848	(38.6)
Total Block Hours	436,367	452,683	(3.6)

Quarterly Fleet and Block Hour Production Forecast for 2018

Fleet (1):	As of 12/31/2017	As of 3/31/2018	As of 6/30/2018	As of 9/30/2018	As of 12/31/2018
	(Actual)	(Actual)	(Estimate)	(Estimate)	(Estimate)
E175/175SCs	107	112	128	141	146
CRJ700/900s	181	169	158	149	140
CRJ200s	195	199	192	180	171
ERJ145s/135s	112	100	100	100	100
Totals	595	580	578	570	557

Production (2):	Q4-2017	Q1-2018	Q2-2018	Q3-2018	Q4-2018	Total 2018
	(Actual)	(Actual)	(Estimate)	(Estimate)	(Estimate)	(Estimate)
Block Hours	450,095	436,367	439,000	451,000	434,000	1,760,000

(1) Fleet count excludes aircraft removed from scheduled service. Actual fleet counts may vary from the forecast due to timing of aircraft removed from service, timing of aircraft transitioned into service and timing of new aircraft deliveries.

(2) Actual production may vary from estimates for various reasons including, but not limited to, timing of aircraft removals and deliveries and anticipated flight completion rates. SkyWest has discontinued providing ASM forecasts, as ASMs are not a meaningful metric in SkyWest’s capacity purchase agreements.